UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 15, 2016

Date of Report

(Date of Earliest Event Reported)

EVERYTHINGAMPED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000- 55386	47-3165462
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

20 Erb Street, Unit 504

Waterloos, Ontario, Canada N2J 4A4

(Address of Principal Executive Offices)

226-749-4367

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Appointment of Director and Chief Financial Officer

On November 15, 2016, David Boulette, as the majority shareholder and sole director of the Company, appointed Phil Aspin as a director and Mark Corrao as the Chief Financial Officer of the Company, both to serve until their successors are elected and duly qualify. On November 17, 2016, David Boulette, in his same capacities, appointed Brian Fields as a director of the Company.

Phil Aspin, 36, is a dynamic, highly trained and skilled business developer, with a deep understanding of the online market place, online strategy and a flair for innovation. Demonstrable, defined and measurable success in every role to date with a proven track record in generating revenue, hitting targets, driving business goals and managing multi-million dollar projects. Comprehensive experience working in fast paced environments and possessing strong influencing skills at all levels of senior business leaders and stakeholders.

He was the Chief Executive Officer of Click.net from May 2009 – April 2016 (7 years) in Dubai, UAE. He was initially responsible for the start up of Click.net back in 2009, which included facilitating the build of all systems, generation of all legal documentation, corporate site and structuring of the sales and execution strategy. From August 2006 – May 2009, he ran a division of ValueClick Europe, and he held various positions in other entities in the industry starting in 2002. Mr. Aspin is suited to be a director of the Company due to his experience in online marketing.

Brian Fields, 39, Brian Fields has over 15 years of advertising/media experience. Currently (from April 2014 to present), he is the owner of Hoszu Inc. a consultation company dedicated to advertising and media. He is also on the advisory board for Social Nature, a social product sampling community that motivates consumers to buy natural products. Brian is also the co-founder of Urban Fields Inc. a real estate investment company that transforms communities and specializes in Residential/Commercial Leasing.

He was most recently VP of Canada at Silicon Valley based Mode Media (formerly Glam Media), a platform for content discovery, native distribution and advertising (from March 2011 to Dec. 2014). At Mode Media, Brian was responsible for the success of the Canadian office and was also responsible for driving revenue for Emerging Markets including Australia and China.

Brian worked at Mode Media after they had purchased Boxer B-Scene Media where he was Founder and CEO (from February 2005 to March 2011). Prior to starting BBS Media, Brian was Account Planning Manager at Mediacom and serviced BMW / TD and other CPG clients. His advertising career launched at Bates Canada (from May 2003 to Dec 2005), where he planned multi media channels for Hyundai Automotive Group. Mr. Field is suited to be a director because of his long standing media experience.

Mr. Aspin’s and Mr. Field’s outside director agreements call for a fee of $1500 per board meeting, and they are each being granted 300,000 shares of the Company’s common stock, restricted as to resale, which shall vest in three 100,000 share amounts on each of the first, second and third anniversaries of the execution of their respective outside director agreements.

Mark Corrao, 59, has experience in financial management with a proven track record of raising capital and extraordinary bottom line management. He has been involved in the initial registration of numerous public companies and subsequent SEC quarterly and annual reporting and has developed, authored and presented numerous business plans and models inclusive of budgets, forecasts, cash flow, cash management and investment strategies.

His professional background is extensive. From 2012 to present he has been a Managing Director and CFO of The Mariner Group LLC, which has merged with the CFO Squad, creating a much larger and diverse multi-talented organization. The CFO Squad is a financial and business advisory firm providing outsourced and part-time CFO services for emerging to midsized companies (both private and public) in a wide range of businesses and industries. He has been the Chief Financial Officer and a director from 2012 – present of KannaLife Sciences, Inc., a pharmaceutical company specializing in the research and development of novel and new therapeutic agents designed to reduce oxidative stress and act as immune-modulators and neuroprotectants. From 2010-12, he served as Chief Financial Officer of New York Business Efficiency Experts, Inc. which provides professional services in the financial areas of accounting, taxation, auditing, venture capital and SEC registrations (reporting). He served as a Director (from 2001–2013) and Chief Financial Officer (2001–2010) of StrikeForce Technologies, Inc. Edison, NJ, a manufacturer of proprietary software for the prevention of identity theft and the protection of computer systems from unauthorized access.

The CFO has a consulting agreement on a month to month basis with a monthly fee of $3500 commencing upon a significant financing to the Company, at which time the agreement shall convert into an executive employment agreement with no less than a one year term.

ITEM 9.01 EXHIBITS

10.1   Director Agreement with Phil Aspin

10.2   CFO Consulting Agreement with Mark Corrao

10.3   Director Agreement with Brian Fields

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: November 21, 2016
/s/ David Boulette
Chief Executive Officer